Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

DOUBLE BROW, LLC,

AS PURCHASER,

BROW 2, LLC,

AS SELLER,

AND THE OWNER NAMED HEREIN

August 20, 2021

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement

SCHEDULES

Schedule 1.1	Purchased Assets
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 2.4	Allocation Principles

DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2021 (the “Effective Date”) by and among (i) Double Brow, LLC, a Colorado limited liability company (“Purchaser”), (ii) Brow 2, LLC, a Colorado limited liability company (“Seller”), and (iii) Brian Welsh (“Welsh” or “Owner”). Purchaser, Seller and the Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

Recitals

A.                 Seller is in the business of owning and operating cannabis cultivation facilities (collectively, the “Business”).

B.                 Seller desires to sell, and Purchaser desires to purchase, all of the assets of Seller that are used in or held for use in or are related to the operation of the Business by Seller, on the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

Section 1.1              Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the assets of Seller used or held for use in the Business, other than the Excluded Assets, including the assets of Seller set forth on Schedule 1.1 (collectively, the “Purchased Assets”), free and clear of all Encumbrances.

Section 1.2              Excluded Assets. The Purchased Assets will not include any assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

Section 1.3              Assumed Liabilities; Excluded Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume the Liabilities of Seller specifically identified on Schedule 1.3 (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser will not assume, and Seller will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities that are not expressly included in the Assumed Liabilities (collectively, the “Excluded Liabilities”), including: (a) any Liability of Seller (including any Indebtedness of Seller and any Liability of Seller for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby), (b) any Liability of any successor or Affiliate of Seller, (c) any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any trade or other accounts payable of Seller payable to third parties that remain outstanding as of the Closing and the failure by Seller or any of its Affiliates to comply with any applicable Law or maintain or comply with any Permit), (d) any Liability arising under or in any way related to the Employee Benefit Plans, (f) without limiting the generality of any of the foregoing, any Liability for (i) any Taxes of Seller (or any member, shareholder, Affiliate or representative of Seller) or relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and, with respect to any Tax period beginning before and ending after the day before the Closing Date (or portion thereof) (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Seller (including any Transfer Taxes, as defined in Section 6.4(a)), or (iii) other Taxes of Seller (or any shareholder, member, Affiliate or representative of the Seller) that become a liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract of law, (g) any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets, and (h) any Transaction Expenses incurred by Seller (or any member, shareholder, Affiliate or representative of Seller). Without limiting the generality of the foregoing, it is expressly understood and agreed that unless a Liability is expressly within the definition of Assumed Liabilities under this Section 1.3, neither Purchaser nor any of its Affiliates will assume, nor will any of them be liable for, such Liability.

1

Section 1.4              Electronic Transfer of Certain Assets. The Parties agree that, at the request of Purchaser, any of the Purchased Assets that can be transmitted to Purchaser electronically will be so delivered to Purchaser promptly following the Closing in a secure format and manner mutually agreeable to the Parties and will not be delivered to Purchaser on any tangible medium. After the Closing, Seller will not directly or indirectly use any copies of such Purchased Assets under its custody or control except for (a) the purpose of verifying delivery of or re-delivering such Purchased Assets to Purchaser or (b) complying with an express provision of this Agreement or the Related Agreements. Upon the written request of Purchaser following the Closing, Seller will return or destroy any such copies of the Purchased Assets using commercially reasonable means but, in any event, will not thereafter directly or indirectly permit or perform any recovery or restoration thereof, whether through forensics, archives, undeletion, or otherwise.

Section 1.5              Inability to Assign Assigned Contracts.

(a)                Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Purchaser of any Contract or Permit that is included among the Purchased Assets, including any Inbound License relating to software included in the Purchased Assets (each, an “Assigned Contract”), or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Purchaser, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Seller or Purchaser thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing.

(b)                Both prior and subsequent to the Closing, Seller will use reasonable best efforts and cooperate with Purchaser to obtain promptly all consents, waivers, authorizations or novations and to timely give all notices required with respect to the Assigned Contracts, in form and substance reasonably acceptable to Purchaser. Except as set forth in the last sentence of Section 9.13, Seller will bear and pay the cost of all filing, recordation and similar fees and Taxes payable to any Governmental Authority in connection with the assignment of the Assigned Contracts and any additional fees or charges (howsoever denominated) required by any Person in connection with the assignment of any of the Assigned Contracts or any related consent, waiver, authorization, novation or notice.

(c)                If any consent, waiver, authorization, novation or notice that is required for the effective assignment to Purchaser of any Assigned Contract cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Purchaser following the Closing as otherwise required in accordance with this Agreement, then Seller will use reasonable best efforts to provide Purchaser with the same economic benefits (taking into account all burdens and benefits, including Tax costs and benefits) and operational benefits of any such Assigned Contract, and to permit Purchaser to perform Seller’s obligations and enforce Seller’s rights under such Assigned Contract as if such Assigned Contract had been assigned to Purchaser (and as if Seller had obtained or made such consent, waiver, authorization, novation, or notice as the case may be), including (i) enforcing, at Purchaser’s request, any rights of Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Purchaser, and (ii) permitting Purchaser to enforce any rights arising with respect thereto. Seller will pay to Purchaser, if received subsequent to the Closing Date, all income, proceeds and other monies received by Seller from third parties to the extent related to Purchaser’s intended rights under any Assigned Contract, as contemplated by this Agreement, including this Section 1.5(c). Once any such consent, waiver, authorization or novation is obtained or notice is properly made in form and substance reasonably acceptable to Purchaser, Seller will assign such Assigned Contract to Purchaser at no additional cost to Purchaser. Any expenses incurred by Seller, and any reasonable expenses incurred by Purchaser, in connection with the arrangements contemplated by this Section 1.5(c) will be borne by Seller.

(d)                For purposes of this Section 1.5, it will be reasonable for Purchaser not to accept the form and substance of any consent, waiver, authorization, novation or notice if it: (i) changes or modifies, in any material respect, any Assigned Contract; (ii) results in any additional cost to Purchaser; or (iii) makes any representations concerning, or attempts to impose any additional conditions on, Purchaser (other than the obligation to pay or perform the obligations expressly set forth in such Assigned Contract or this Agreement to the extent such obligations constitute Assumed Liabilities).

2

Section 1.6              Employee and Independent Contractor Matters.

(a)                Seller agrees not to impede Purchaser in its efforts to interview and employ any employees of Seller and engage any independent contractors of Seller, and the parties acknowledge and agree that employees of Seller may contract with Purchaser to provide services to Purchaser following the Closing. Any employees of Seller who accept an offer of employment with Purchaser, execute all documents required by Purchaser to be executed in connection therewith and begin employment with or service to Purchaser are referred to herein collectively as the “Hired Service Providers.”

(b)                Purchaser will have no obligation to offer employment to, and will have no Liability to, any employee or independent contractor of Seller, including any employee who, on the Closing Date, is not actively employed by Seller or is on job-protected leave, military service leave or layoff (whether or not with recall rights), or whose employment has been terminated (voluntarily or involuntarily) or who has retired on or prior to the Closing Date. Seller will bear all responsibility for, and related costs associated with the termination of its employees, including complying with the federal Workers Adjustment and Retraining Notification Act (“WARN”) and similar state or local Laws. Seller will not provide any notice to employees pursuant to WARN or similar state or local Laws without prior written approval by Purchaser.

(c)                Prior to the Closing, Seller will terminate, effective no later than as of the close of business on the Business Day immediately preceding the Closing Date, all employees and independent contractors of Seller who have accepted an offer of employment or engagement with Purchaser. Simultaneously with such termination, Seller will pay each such terminated employee and each such terminated independent contractor all accrued wages, salaries, and fees, accrued vacation, COBRA benefits, accrued sick and personal time, if any, and all other amounts due from Seller to such employees and independent contractors, and termination or severance pay in accordance with any contract or Law.

(d)                Nothing contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby will confer upon any Hired Service Provider or any other present or former employee of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, any Related Agreement or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, policy or arrangement of Purchaser, nor will anything contained in this Agreement, any Related Agreement or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Purchaser to amend, modify or terminate any such plan, policy or arrangement or compensation, benefits or other terms or conditions of employment.

(e)                Seller and Purchaser agree that Seller will be liable for all Liabilities of Seller with respect to the employees and independent contractors of Seller (including all Hired Service Providers) arising or accruing on or prior to the Closing Date and including any employment Taxes imposed with respect to any payments of compensation to employees and independent contractors arising in connection with the transactions contemplated by this Agreement, regardless of whether arising on or before or as a result of the Closing, Seller will not be liable for any Liabilities arising from or with respect to Hired Service Providers after the Closing, and Purchaser will be and become liable for all employment-related Liabilities of the Hired Service Providers and all Liabilities with respect to independent contractors, in each case, first arising after the Closing Date.

Article II.
PURCHASE PRICE AND RELATED MATTERS

Section 2.1              Purchase Price.

(a)                Subject to adjustment pursuant to Section 2.3, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) will consist of the assumption by Purchaser of the Assumed Liabilities as set forth in Section 1.3 and the payment, in the form set forth herein, by Purchaser to Seller or such other Persons as set forth herein, of an amount equal to Six Million Seven-Hundred Thousand Dollars ($6,700,000.00).

(b)                Interest will not accrue on, and no interest will be payable in respect of, any amount payable pursuant to this Article II, except to the extent such amount is not paid when due.

3

Section 2.2              Payment of Purchase Price.

(a)                Within one (1) Business Day following the execution of this Agreement, Purchaser shall deposit or cause to be deposited with Escrow Agent, pursuant to an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”) and executed simultaneously herewith, a deposit by wire transfer of immediately available funds in the amount of Four-Hundred Thousand Dollars ($400,000.00) (the “Deposit”) to the account designated in writing by Escrow Agent. Pursuant to Section 2.2(b), the Deposit shall be credited to and considered as payment of part of the Purchase Price at the time and upon consummation of the Closing.

(b)                Subject to the satisfaction or waiver of all of the conditions set forth in Section 3.2, at the Closing, Purchaser will pay or cause to be paid to Seller by wire transfer of immediately available funds to a bank account or accounts designated in writing by Seller at least three (3) Business Days prior to such date an amount equal to the Purchase Price, minus the Holdback Amount, minus the amount of the Deposit, plus the Construction Reimbursement Amount (the “Closing Cash Payment”).

(c)                On or prior to the Closing Date, Seller will pay the amounts of Seller Closing Debt and unpaid Seller Transaction Expenses to be paid at the Closing by wire transfer of immediately available funds to the Persons entitled thereto and provide evidence of such payments to Purchaser promptly thereafter.

(d)                Within three (3) Business Days of the expiration of the Holdback Period, Purchaser will pay to Seller the Holdback Amount minus the amount, if any, of the Holdback Amount which was used to satisfy any indemnification claims pursuant to Article VII, plus Holdback Interest. Any Holdback Amount which is the subject of a dispute on or following the expiration of the Holdback Period will continue to be held by Purchaser and not delivered to Seller until such dispute is finally resolved.

Section 2.3              Pre-Closing Inventory Review.

(a)                Marijuana Inventory Review. On the calendar day immediately preceding the Closing, Purchaser shall commence, coordinate and take, in consultation and cooperation with Seller, a physical count of all Marijuana Inventory and assess the quality thereof to ensure Seller’s compliance with its obligations under Section 6.6 with respect to the Marijuana Inventory (the “Marijuana Inventory Review”). Seller shall have the right to observe and participate in the Marijuana Inventory Review.

(b)                Purchase Price Adjustment. At the Closing, the Marijuana Inventory in flower rooms 1 through 11 of the Leased Real Property shall consist of 2,080 marijuana plants in Good and Saleable Condition (the “Plant Target Number”).1 To the extent the number of marijuana plants in Good and Saleable Condition in flower rooms 1 through 11 of the Leased Real Property at Closing (the “Closing Plant Number”) is less than the Plant Target Number (as determined during the Marijuana Inventory Review), the Purchase Price shall be reduced by an amount equal to the product of (i) $500 multiplied by (ii) the Plant Target Number minus the Closing Plant Number. For example, if the Closing Plant Number were to be 1,900, the Purchase Price would be decreased by $90,000.00 ($500 multiplied by 180).

1 Note to Draft: The Plant Target Number was calculated using the following assumptions: Flower rooms 1 through 8 each contain 220 plants (1,760 total plants or 4 plants for each of the 55 lights times 8 rooms), and flower rooms 9 through 11 each contain 180 plants (540 total plants or 4 plants for each of the 45 lights times 3 rooms). Given the harvest schedule of one room per week, one of these flowering rooms can be cleared of plants for harvesting at any time. Therefore, the expectation is that the flowering rooms will contain at least 2,080 plants (1,760 plants plus 540 plants less 220 plants).

4

Section 2.4              Allocation of Purchase Price.

(a)                Within one hundred twenty (120) days following the Closing, Purchaser will prepare and deliver to Seller an allocation of the cash portion of the Purchase Price and all other Taxable consideration among the Purchased Assets for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation Schedule”), with such allocation to be in accordance with Section 1060 of the Code to the extent applicable thereto and filed on IRS Form 8594, as applicable) and the allocation principles set forth on Schedule 2.4 hereto (the “Allocation Principles”). Seller shall have a period of thirty (30) days after the delivery of the Purchase Price Allocation Schedule to present in writing to Purchaser notice of any objections that the Seller may have to the allocations set forth therein. Unless Seller timely objects, such Purchase Price Allocation Schedule shall be binding on the Parties, without further adjustment. If Seller timely objects, Purchaser shall consider in good faith all reasonable comments from Seller; provided that if after thirty (30) days, Seller and Purchaser are unable to agree, then Purchaser and Seller may, for any purpose, take inconsistent positions with respect to the Purchase Price Allocation Schedule, provided that neither Purchaser nor Seller shall take any position inconsistent with the Allocation Principles for any purpose. If Seller does not object to the Purchase Price Allocation Schedule, or Purchaser and Seller are able to resolve any differences within the thirty (30)-day period described above, the Parties agree to (a) prepare and file, or cause to be prepared and filed, each of their respective Tax Returns on a basis consistent with such Purchase Price Allocation Schedule (as the same may have been revised by the foregoing procedures) and (b) unless otherwise required by Law, take no position inconsistent with such Purchase Price Allocation Schedule (as the same may have been revised by the foregoing procedures) on any applicable Tax Return, in any Legal Proceeding before any Governmental Authority, in any report made for Tax, financial accounting, or any other purpose. Each Party shall provide the other with written notice of any audit or other Legal Proceeding related to the allocation of the Purchase Price and other Taxable consideration as reported under this Section 2.4.

(b)                Seller acknowledges and agrees that the amount of the Purchase Price and other Taxable consideration allocated to the non-solicitation covenants set forth in Section 6.5 does not represent liquidated damages for a breach of the provisions of such covenants. Seller hereby waives and agrees not to assert any claim or defense that the amount of the Purchase Price allocated to the non-solicitation covenants set forth in Section 6.5 represents: (i) liquidated damages; (ii) an adequate damages remedy for breach of such covenants that would prevent or preclude the entry of an order for specific performance or injunctive or other equitable relief in accordance with the respective provisions of such covenants; or (iii) inadequate consideration to support enforcement of the provisions of such covenants.

Section 2.5              Tax Withholding. Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of whom such withholding was made.

Article III.
CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 3.1              Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, following the satisfaction or written waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 below (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”), provided, however, that if all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 3.2 and Section 3.3 have been satisfied or waived in writing, the Closing Date will be a date mutually agreed upon by the parties that will not be less than three (3) days nor more than seven (7) days from the date the parties receive a contingent approval letter of the change of ownership from the MED and EXL approves the change of ownership, and upon EXL’s approval, the Parties shall mutually agree upon the date for purposes of filing the completed Schedule A to be delivered to the MED.

5

Section 3.2              Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Purchaser, in Purchaser’s sole discretion:

(a)                All of the representations and warranties made by Seller in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that, with respect to subpart (ii) of this Section 3.2(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) and the Fundamental Representations must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4.1.

(b)                Seller must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)                No Legal Proceeding will be pending or threatened with respect to Seller, or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)                Seller must have delivered to Purchaser or have caused to be delivered to Purchaser each of the following documents at or before the Closing:

(i)                  a certificate of a duly authorized officer of Seller, dated as of the Closing Date and executed by such officer, to the effect that, as to Seller, each of the conditions specified in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(f) are satisfied in all respects (the “Seller Closing Certificate”);

(ii)               a bill of sale, in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller;

(iii)             an assignment and assumption agreement, in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iv)              evidence satisfactory to Purchaser of the consent, authorization, order or approval of, and the giving of all notices to, those Persons whose consent, authorization, order or approval is required, or who are entitled to notice, in connection with Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, including the consents, authorizations, orders and of and notices to the Persons listed on Section 4.1(b)(ii) of the Disclosure Schedule;

(v)                the customer and supplier lists and related data included in the Purchased Assets, and books, files and other records of Seller related to the Purchased Assets and the Business;

(vi)               duly completed and executed IRS Forms W-9 from Seller and any other Person receiving any payments from Purchaser pursuant to this Agreement;

6

(vii)            a duly executed certificate from Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(viii)          Tax clearance certificates or letters dated no more than thirty (30) days prior to the Closing Date issued by the appropriate Governmental Authority from each jurisdiction that imposes Taxes on Seller or in which Seller has a duty to file Tax Returns, showing that Seller has no outstanding Tax Liabilities;

(ix)              evidence reasonably satisfactory to Purchaser of the release of all Encumbrances on the Purchased Assets;

(x)              a payoff letter from each lender of the Seller Closing Debt contemplated to be repaid at the Closing in customary form, reasonably acceptable to Purchaser, including that all Encumbrances on the properties or assets of Seller, including any Purchased Asset, with respect to Seller Closing Debt will automatically be released upon the satisfaction of the conditions in such letter (each, a “Payoff Letter”);

(xi)             with respect to the Real Property Lease, a certificate from the Real Property Landlord consenting to the assignment of the Real Property Lease from Seller to Purchaser;

(xii)            a certificate of a duly authorized officer of Seller, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the sole member of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto is a good standing certificate, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Seller’s incorporation or organization and each other jurisdiction in which Seller is qualified to do business, (D) as to the incumbency and signatures of the officers or other authorized persons of Seller who have signed or will sign this Agreement or any of the Related Agreements, and (E) all amounts due to Seller’s employees pursuant to Section 1.6(c) have been paid in full; and

(xiii)          such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated herein.

(e)                Purchaser shall have received all consents, authorizations, orders or approvals from those Persons whose consent, authorization, order or approval is required in connection with Purchaser’s execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby (including local authority approval and MED Approval of the change of ownership contemplated herein).

(f)                 There will not have occurred any Material Adverse Effect or material adverse changes in the financial condition or other operations, Business, properties or assets of Seller from that reflected in the latest Financial Statements as furnished pursuant to this Agreement.

Section 3.3              Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)                All of the representations and warranties made by Purchaser in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that, with respect to subpart (ii) of this Section 3.3(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 4.2.

7

(b)                Purchaser must have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c)                No Legal Proceeding will be pending or threatened with respect to Purchaser in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)                Purchaser will have delivered to Seller each of the following at or before the Closing:

(i)               the Closing Cash Payment pursuant to and in accordance with Section 2.2(a);

(ii)              a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date and executed by such officer, to the effect that, as to Purchaser, each of the conditions specified above in Sections 3.3(a), 3.3(b) and 3.3(c) is satisfied in all respects (the “Purchaser Closing Certificate”);

(iii)             the Bill of Sale, duly executed by Purchaser;

(iv)              the Assignment and Assumption Agreement, duly executed by Purchaser;

(v)               evidence satisfactory to Seller of the consent, authorization, order or approval of, and the giving of all notices to, those Persons whose consent, authorization, order or approval is required, or who are entitled to notice, in connection with Purchaser’s execution, delivery and performance of this Agreement and the applicable Related Agreements to which Purchaser is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby;

(vi)              a certificate of a duly authorized officer of Purchaser, dated the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the applicable Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto is a good standing certificate, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Purchaser’s incorporation or organization and each other jurisdiction in which Purchaser is qualified to do business, and (D) as to the incumbency and signatures of the officers or other authorized persons of Purchaser who have signed or will sign this Agreement or any of the Related Agreements; and

(vii)            such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated herein.

Article IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1              Representations and Warranties Regarding Seller. Except as set forth on the correspondingly numbered section of the disclosure schedule attached hereto (the “Disclosure Schedule”) (it being understood and agreed that each disclosure set forth in the Disclosure Schedule will qualify or modify each of the representations and warranties set forth in this Section 4.1 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

(a)                Organization; Authority; Binding Effect Trade Names; Capitalization.

8

(i)                 Seller is a limited liability company, duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Colorado. Section 4.1(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each jurisdiction in which Seller is qualified, licensed or admitted to do business as a foreign company with respect to the Business, which represents each jurisdiction in which the operation of the Business requires Seller to be so qualified, licensed or admitted, and Seller is in good standing in each such jurisdiction. Seller has all requisite power and authority to enter into this Agreement and the Related Agreements to which Seller is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement is, and when executed and delivered in accordance with this Agreement, each other Related Agreement to which Seller is a party will be, a valid and binding obligation of Seller enforceable in accordance with its terms to the extent that Seller is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.

(ii)               Section 4.1(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of each assumed name, trade name and fictitious name used in the Business. Each assumed name, trade name or fictitious name set forth on Section 4.1(a)(ii) of the Disclosure Schedule has been duly registered with the appropriate Governmental Authority in each of the jurisdictions in which such assumed name, trade name or fictitious name has been used by Seller.

(b)                Authorization and Non-Contravention.

(i)                 All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements have been taken by Seller. Seller has the requisite power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(ii)               The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as applicable: (a) conflict with or result in a violation or breach of, or default under, any provision of the governing documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Seller; or (c) require the consent, notice or other action by any Person under any Contract to which Seller is a party. Except as set forth on Section 4.1(b)(ii) of the Disclosure Schedule no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(c)                Litigation; Compliance with Laws; Business Restrictions.

(i)                 There is no, and has not been any, claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, investigation (including with respect to harassment, sexual harassment or workplace violence) demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation (each, a “Legal Proceeding”) pending, or to Seller’s Knowledge, threatened against Seller to which Seller is or was a party or concerning any of the assets or properties of Seller or the Business, and, to Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding. Seller is not, nor has been, subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”), and there is no, and has not been any, Order against Seller’s equityholders, officers, directors, managers or employees (in each case, in its, his or her capacity as such) that could prevent, enjoin or alter or delay any of the transactions contemplated hereunder or under any Related Agreement.

9

(ii)              At all times, Seller has complied with, is currently in compliance with, and has operated the Business and maintained the Purchased Assets in compliance with all applicable Laws (except to the extent that the U.S. federal law conflicts with applicable U.S. state and local laws). At all times, Seller has complied with, and is currently in compliance with (A) all MED rules, including emergency rules, and industry bulletins as they are released, (B) all applicable U.S. state and local laws, regulations, and guidelines governing or pertaining to cannabis (including marijuana, hemp, and derivatives thereof, including CBD), and (C) all U.S. federal laws regarding cannabis except to the extent that such U.S. federal laws conflict with applicable U.S. state and local laws. Seller has not received from any Person or Governmental Authority any written or, to Seller’s Knowledge, oral notification with respect to any alleged noncompliance or violation of any Law.

(iii)             Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or by any Related Agreement will in any way impair the Business as a result of order cancellations, refusals to deal or any similar adverse effects. Seller is not subject to, nor a party to, any organizational document, Encumbrance, Permit or Contract that would prevent the continued operation of the Business after the Closing on substantially the same basis as operated by Seller prior to the Closing, or which would restrict the ability of Purchaser to acquire any property or conduct business in any area.

(iv)              Neither Seller, nor, to Seller’s Knowledge, any of Seller’s employees, consultants, agents, representatives or independent contractors has been subject to any disciplinary or similar Legal Proceeding or other form of monitoring or review by any Governmental Authority, trade association, professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of Seller or such individual. Seller has not received any notice of deficiency from any Governmental Authority.

(d)                Absence of Certain Changes. Since December 31, 2020, (i) Seller has not suffered a Material Adverse Effect, (ii) Seller has operated the Business only in the Ordinary Course of Business, and (iii) there has not been any change in any accounting (or tax accounting) principle, policy or procedure of Seller, or any change in the method of applying such principle, policy or procedure.

(e)                Assets. Seller has good and valid title to, a valid leasehold interest in or a valid license to use, all of the Purchased Assets (including each property and asset used in the Business, located on Seller’s premises, shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet), as set forth on Section 4.1(e) of the Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances, all of which Permitted Encumbrances are set forth on Section 4.1(f) of the Disclosure Schedule. Each Purchased Asset that is tangible personal property is free from material defects, patent and latent, has been maintained in accordance with good industry practice, is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes for which it is used, held for use and currently intended to be used. All Marijuana Inventory is non-expired and of merchantable quality free of rot, fungus, disease and pests and, to Seller’s Knowledge, no Marijuana Inventory contains any impermissible pesticide, chemical, or contaminant (pursuant to the applicable Laws of the State of Colorado); nor is restricted from sale or transfer (on hold) by MED. Seller has at all times in the past and shall through the Closing Date use its reasonable best efforts to maintain and preserve all Marijuana Inventory and products associated with the Business in a good and saleable condition including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. The Purchased Assets constitute all of the properties and assets necessary to operate the Business in substantially the same manner as conducted by Seller during the twelve (12) months immediately preceding the date hereof, as currently proposed to be conducted and as required by applicable Law. To Seller’s Knowledge, there are no facts or conditions affecting any of the Purchased Assets that would reasonably be expected, individually or in the aggregate, to interfere with the current use or operation of such properties and assets.

(f)                 Real Property.

(i)                 Seller does not own any real property (including any ownership interest in any buildings or structures and improvements located thereon) used in the Business. Seller is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

10

(ii)               Section 4.1(f)(ii) of the Disclosure Schedule sets forth a true, complete and correct list of all Contracts pursuant to which Seller leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, being a “Real Property Lease” and any real property, land, buildings and other improvements covered by the Real Property Lease being “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. Seller has not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other agreements granting to any Person other than Seller any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other improvements used by Seller are included in the Leased Real Property. Seller has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property. Seller has good and marketable leasehold title to each parcel of Leased Real Property, in each case, free of all Encumbrances.

(iii)             Seller has not received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. There are no pending or, to Seller’s Knowledge, threatened or contemplated Legal Proceedings regarding condemnation or other eminent domain Legal Proceedings affecting any Leased Real Property or any negotiations regarding or sale or other disposition of any Leased Real Property in lieu of condemnation, or other Legal Proceedings relating to any parcel of the Leased Real Property or any portion thereof that would reasonably be expected to be material to Seller.

(g)                Products; Product Warranty and Liability.

(i)                 Seller has not been subject to any Legal Proceeding or Order, or received written notice of suspected violation or investigation from, by or before any Governmental Authority relating to any inventory or Product, or claim or lawsuit involving a Product which is, to Seller’s Knowledge, pending or threatened in writing, by any Person. There has not been, nor is there under consideration by Seller, any Product recall or post sale warning conducted by or on behalf of Seller concerning any Product. At the time sold, distributed or placed in the stream of commerce by Seller, all Products have conformed in all material respects with all applicable Contracts, Seller’s published Product specifications and all regulations, certification standards, safety standards and other requirements of any applicable Governmental Authority or third party, including, but not limited to, all restricted ingredients pursuant to the MED rules and regulations, and other Law, and were substantially free from contamination, deficiencies or defects. Seller has no Liability for replacement, repair or reperformance thereof or other damages in connection with any Products.

(h)                Environmental, Health and Safety Matters.

(i)                 Seller and its predecessors and Affiliates have complied and are in compliance in all material respects with all Environmental, Health and Safety Requirements. Neither Seller nor any Affiliate of Seller has received any notice, report or other information regarding any actual or alleged violation or breach of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities. Seller has furnished to Purchaser all environmental audits, reports and other environmental documents relating to Seller’s past and current properties, facilities and operations.

(ii)               To Seller’s Knowledge, none of the following exists at any property or facility operated by Seller in connection with the Business: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or disposal areas. Neither Seller nor any predecessor or Affiliate of Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. Seller has not assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

11

(iii)             To Seller’s Knowledge, neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(i)                 Intellectual Property. Seller, the Products (including the use thereof), and the conduct of the Business do not interfere with, infringe, misappropriate, or violate any Intellectual Property of any Person (and have not previously done so). There is no past, pending or threatened Legal Proceeding involving any Product or the conduct of the Business or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person or, any facts or circumstances that might reasonably serve as the basis for any such Legal Proceeding. Seller has not received any notice that Seller must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to Seller.

(j)                 Insurance.

(i)                Section 4.1(j) of the Disclosure Schedule lists the following information with respect to each insurance policy to which Seller is a party or under which any of its assets or properties, the Business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the title of the policy for such Insurance Policy; (B) the policy number and the period of coverage for such Insurance Policy; (C) the name of the insurer, the name of the policyholder and the name of each covered insured for such Insurance Policy; (D) an accurate description of all retroactive premium adjustments and other loss sharing arrangements; and (E) all claims made on such Insurance Policy since January 1, 2019, indicating whether such claims have been paid or denied or are still pending.

(ii)               Section 4.1(j) of the Disclosure Schedule lists all self-insurance arrangements affecting Seller. With respect to each Insurance Policy: (A) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect and all premiums due and payable to date thereunder have been paid; (B) neither Seller nor, to Seller’s Knowledge, any other party to such Insurance Policy is, or has been, in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (C) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of Seller.

(k)                Employees.

(i)                Section 4.1(k)(i) of the Disclosure Schedule accurately sets forth, with respect to each current employee of Seller (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification of each employee; (ii) each employee’s annualized base compensation as of the Effective Date; (iii) the number of hours of paid time off that each employee has accrued as of the Effective Date; and (iv) whether the employee is on leave or layoff status and the estimated return to work date.

(ii)               Section 4.1(k)(ii) of the Disclosure Schedule accurately identifies each former employee of Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from Seller relating to such former employee’s employment with Seller, and Section 4.1(l)(i) of the Disclosure Schedule accurately describes such benefits.

(iii)              Except as set forth on Section 4.1(k)(iii) of the Disclosure Schedule, to Seller’s Knowledge, the employment of the employees of Seller is terminable by Seller at-will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law. Seller has made available to Purchaser accurate copies of all current employment agreements, employee manuals and handbooks, disclosure materials and policy statements relating to the employment of employees of Seller.

12

(iv)              To Seller’s Knowledge, no employee of Seller: (i) intends to terminate his or her employment; (ii) has received an offer to join a business that may be competitive with the business of Seller; and (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement, non-solicitation agreement, work-made-for-hire IP assignment agreement, or other Contract (with any Person) that would reasonably be expected to have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of Seller, or (B) the business of Seller.

(v)                Seller is not party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of Seller; and no employees of Seller are represented by any labor union, labor organization or works council.

(vi)              There has never been any strike, lockout, slowdown, work stoppage, labor dispute or, to Seller’s Knowledge, union organizing activity, or any similar activity or dispute, by or for the benefit of any of Seller’s employees affecting Seller or any of its employees, and, to Seller’s Knowledge, no Person has threatened to commence any such strike, lockout, slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

(vii)            For the avoidance of doubt, references to “employee” or “employees” in this Section 4.1(l) shall not be interpreted to include independent contractors who provide services to Seller.

(viii)          Section 4.1(k)(viii) of the Disclosure Schedule accurately sets forth each Person retained by Seller as a consultant or independent contractor since January 1, 2019. Each individual identified or required to be identified on Section 4.1(k)(viii) of the Disclosure Schedule as currently being retained by Seller as an independent contractor has signed an independent contractor agreement, and, for each such individual, such independent contractor agreement remains in full force and effect. Each individual identified in Section 4.1(k)(viii) of the Disclosure Schedule has been properly classified as an independent contractor and no individual or Governmental Authority has threatened any Legal Proceeding regarding misclassification of any independent contractor. Except as identified in Section 4.1(k)(viii) of the Disclosure Schedule no such individual could be classified as an employee of Seller under Law.

(ix)              Seller has materially complied with the requirements of all federal, state and local laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act of 1990, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (“Immigration Laws”). Seller is not the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has Seller been fined, penalized, warned or received any other written notice regarding compliance with the Immigration Laws.

(l)                 Employee Benefits.

(i)                Section 4.1(l)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Employee Benefit Plans.

(ii)               Each Employee Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination or can rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination or opinion letter may still be relied upon as to the qualified status of the Employee Benefit Plan, and, to Seller’s Knowledge, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Employee Benefit Plan.

(iii)             None of the Employee Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law.

13

(iv)              Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code); (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

(v)                Seller has made available to Purchaser, with respect to each Employee Benefit Plan and as applicable: (i) a copy of the Employee Benefit Plan and all amendments (including any amendment that is scheduled to take effect in the future); (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Employee Benefit Plans; (iii) a copy of any summary plan description for the Employee Benefit Plans; (iv) a copy of any Form 5500 for each of the Employee Benefit Plan years; and (v) a copy of the most recent determination letter, notice or other document that has been issued by, or that has been received by Seller from, any Governmental Authority with respect to such Employee Benefit Plan.

(vi)              To Seller’s Knowledge, each Employee Benefit Plan has been operated and administered in accordance with its terms and in compliance with Law, including the Code and ERISA.

(vii)            Each contribution or other payment that is required by Law or by the terms of the applicable Employee Benefit Plan to have been accrued or made to, under, or with respect to such Employee Benefit Plan has been duly accrued or made on a timely basis.

(viii)           To Seller’s Knowledge, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to an Employee Benefit Plan that would reasonably be expected to subject Seller to any material liability.

(ix)              There are no Legal Proceedings pending nor, to Seller’s Knowledge, threatened, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan or any related trust (other than routine claims for benefits).

(x)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) accelerate the time of payment or vesting, require the funding of any benefit, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Employee Benefits Plans except as may occur as the result of a termination of employment or (ii) result in the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any employee of Seller.

(m)              Permits. Seller has maintained, in full force and effect, and has complied with, all Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of Seller and the conduct of the Business as currently operated, or the ownership, lease, use or operation of its assets or properties of the Business. Section 4.1(m) of the Disclosure Schedule lists all such Permits. All of the Permits identified in Section 4.1(m) of the Disclosure Schedule are validly issued, in good standing, and do not require renewal (either at the state or local level) prior to thirty (30) days after the Closing Date. Seller is in compliance in all material respects with all of its Permits identified in Section 4.1(m) of the Disclosure Schedule. Seller has never received any written notice (or, to Seller’s Knowledge, otherwise) from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of its Permits, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of its Permits. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to adversely affect any such Permit, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will be assigned to Purchaser at the Closing and will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.

14

(n)                Contracts and Commitments.

(i)                 Section 4.1(n)(i) of the Disclosure Schedule sets forth an accurate and complete list of each of the following oral or written Contracts to which Seller is a party or by which its assets are bound (collectively, “Material Contracts”):

(A)              any Real Property Lease;

(B)              any Contract (or group of related Contracts) for the lease or license of personal property (including Intellectual Property) to or from any Person;

(C)              agreements or series of related agreements with customers or distributors involving aggregate payments to Seller in excess of $50,000 in any twelve (12)-month period;

(D)              any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (including Intellectual Property) or for the furnishing or receipt of services involving aggregate payments by Seller in excess of $50,000 in any twelve (12)-month period;

(E)               any Contract concerning a partnership or joint venture;

(F)               any Contract (or group of related Contracts) under which Seller has created, incurred, assumed or guaranteed any Indebtedness, or under which Seller has imposed or become subject to any Encumbrance on any of its assets, tangible or intangible;

(G)              any Contract concerning non-disclosure, confidentiality, non-competition or non-solicitation;

(H)              any Contract between Seller and any of Seller’s other Affiliates;

(I)               any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of Seller;

(J)                any collective bargaining agreement;

(K)              any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or that provides for severance benefits;

(L)               any Contract under which Seller has advanced or loaned any amount to Seller’s officers, directors, managers or employees;

(M)              any Contract under which Seller has made any advance or loan to any other Person;

15

(N)              any settlement, conciliation, or similar Contract;

(O)              any agreement that (i) limits the freedom of Seller to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision) or that would so limit the freedom of Purchaser or its Affiliates after the Closing, (ii) contains exclusivity obligations or restrictions binding on Seller or that would be binding on Purchaser or any of its Affiliates after the Closing or (iii) contains most favored nations provisions binding on the Business; and

(P)               Contract, not otherwise identified above, pursuant to which Seller is obligated as of the Closing Date to make payments in excess of $25,000 during the 12-month period following the Closing Date.

(ii)               Seller has delivered to Purchaser a true, complete and correct copy of each Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each such Contract: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) Seller is not, and to Seller’s Knowledge, no other party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration under such Contract; and (C) no party has repudiated any provision of such Contract or threatened to terminate such Contract.

(o)                Restrictions on Business Activities. Seller is not a party to or bound by any Contract or Order that (i) prohibits or limits, or would reasonably be expected to prohibit or limit, any acquisition or transfer of Seller’s assets or properties or the conduct of the Business by Seller or, following the Closing, the conduct of the Business by Purchaser, as currently conducted and as currently proposed to be conducted, (ii) limits the right of Seller to engage or compete in any line of business or to compete with any Person, (iii) grants to any Person any exclusive rights, (iv) provides “most favored nation” or similar rights to any Person, or (v) otherwise adversely affects or would reasonably be expected to adversely affect the right of Seller or Purchaser to use, market, import, sell, distribute, manufacture or otherwise exploit any Products or to purchase or otherwise obtain any software, services, components, parts or subassemblies.

(p)                Tax Matters.

(i)                 Seller has timely filed, or caused to be timely filed, all Tax Returns required to be filed by or with respect to it, and such Tax Returns are accurate, complete, and correct in all respects and have been prepared in compliance with all applicable Laws. Seller has timely paid, or caused to be timely paid, all Taxes owed by or with respect to the business and activities of Seller (whether or not shown on any Tax Return). Seller has timely withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other Person. Other than Encumbrances for Taxes not yet due and payable, there are no Encumbrances for Taxes on any of the Purchased Assets. No event has occurred that, with the passage of time or the giving of notice or both, will or could reasonably be expected to result in an Encumbrance for Taxes upon any of the Purchased Assets or any Liability whatever in respect of such Taxes to Purchaser.

(ii)               Seller has, or has caused to be, delivered or made available to Purchaser accurate and complete copies of all Tax Returns filed by or with respect to the business and activities of Seller with respect to taxable periods ended after December 31, 2017 and has delivered or made available to Purchaser all relevant documents and information with respect thereto, including work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by Seller with respect to Seller, the Business, and the Purchased Assets. Section 4.1(p)(ii) of the Disclosure Schedule is an accurate list of all federal, state, local and foreign Tax Returns filed by or with respect to the business and activities of Seller that have been audited since December 31, 2017. There is no audit or other Legal Proceeding with respect to Taxes in progress, pending, or, to Seller’s Knowledge, threatened. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Governmental Authority against or with respect to the business and activities of Seller. No written claim has ever been made by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no outstanding refund claims with respect to any Tax or Tax Return of Seller or the business or activities of Seller. There are no outstanding rulings of, or requests for rulings by, any Governmental Authority with respect to Taxes that are, or if issued would be, binding on Seller or the business and activities thereof.

16

(iii)             Seller has not waived, extended, or agreed to extend, or is a beneficiary of an agreement to extend, any applicable statute of limitations relating to any Tax assessment or deficiency of Seller, in each case, which extension is currently in effect. Seller has not requested or been granted, and Seller is not the beneficiary of, any extension of the time for filing any Tax Return that has not yet been filed.

(iv)              Seller has properly and timely collected and remitted sales, use, and similar Taxes with respect to sales or leases made to or by Seller or services provided to or by Seller and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(v)                Seller has not taken on its U.S. federal income Tax Returns any positions that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662, and Seller has not engaged in any transaction that is reportable under Treas. Reg. Section 1.6011-4. Seller is not a party to, or bound by, and has no Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar agreement or arrangement. Seller has no liability for the Taxes of any Person as a transferee or successor, by Contract, applicable Law, or otherwise. Seller has never been a member of any affiliated group that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(vi)              Neither Seller nor the Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the accounting method pursuant to Section 481 of the Code or the corresponding Tax Laws of any state or locality that occurred or exists on or prior to the Closing Date, or otherwise, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or other applicable Tax Law) executed on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amounts received on or prior to the Closing Date. Seller has not made any payments, or is obligated to make any payments, or is a party to any agreement that has resulted or could result, separately or in the aggregate, in (x) the payment of any “excess parachute payment” within the meaning of Code Section 280G, without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code (or any corresponding provision of any state, local, or other applicable Tax Law), or (y) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or other applicable Tax Law).

(vii)            None of the Purchased Assets constitute “Section 197(f)(9) intangibles” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i).

(viii)           For U.S. federal and applicable state and local income Tax purposes, Seller is, and has been at all times since its formation, classified as a partnership.

(ix)              Each individual who has received compensation for the performance of services on behalf of Seller or any subsidiary of Seller has been properly classified as an employee or independent contractor in accordance with all applicable Laws, including ERISA and the Code.

(q)                Customers and Suppliers. Section 4.1(q) of the Disclosure Schedule sets forth an accurate list of each Material Customer and Material Supplier. Since January 1, 2020, no Material Supplier or Material Customer has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to Seller to decline to renew, materially amend, cancel or otherwise terminate, its relationship with Seller, (ii) limited or decreased, or threatened to limit or decrease, materially its services or supplies to Seller in the case of any such Material Supplier, or (iii) limited or decreased, or threatened to decrease, materially its usage or purchase of any Products or services in the case of any Material Customer. To Seller’s Knowledge, no Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its services or supplies to Seller or its usage or purchase of Products.

17

(r)                 Interested Party Transactions. Except as set forth on Section 4.1(r) of the Disclosure Schedule, no family member, equityholder, member, manager, partner, employee, officer or director of, or consultant to, Seller or any family member of any of the foregoing: (a) is party to any agreements, transactions, arrangements or understandings with Seller (other than with respect to an officer or director of Seller pursuant to the organizational documents of Seller or with respect to an officer, director or employee of Seller pursuant to the Employee Benefit Plans, in each case, as in effect as of the Effective Date), (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by Seller (other than as a holder of Equity Securities of Seller) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of Seller, or (c) is (other than with respect to an employee of Seller pursuant to Employee Benefit Plans as in effect as of the Effective Date) owed any amounts by Seller, or (d) owes any amount to Seller.

(s)                 Propriety of Past Payments. No unrecorded fund or asset of Seller has been established for any purpose.  No accumulation or use of company funds of Seller has been made without being properly accounted for in the books and records of Seller.  No payment has been made by or on behalf of Seller with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.  Neither Seller, nor any officer, director, manager, employee or agent of Seller or other Person associated with or acting for or on behalf of Seller, has, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for Seller or any Affiliate of Seller in securing business; (iv) pay for favorable treatment for business secured for Seller or any Affiliate of Seller; (v) obtain special concessions (or for special concessions already obtained); or (vi) otherwise benefit Seller in violation of any Law (including the United States Foreign Corrupt Practices Act). Neither Seller, nor any officer, director, manager, employee, agent or other Person acting on behalf of Seller, has (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director, manager, employee, agent or other Person acting on behalf of Seller is a government official, a political party or a candidate for political office. Seller does not have any undisclosed sub-agents, sub-contractors, or other third parties acting on its behalf. Neither Seller nor any equityholder, officer, director, manager, employee, consultant, agent or other Person acting on behalf of Seller has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(t)                 Books and Records. The books and records of Seller accurately and fairly reflect, in all material respects, the assets and liabilities of Seller.

(u)                Brokers. Except as set forth in Section 4.1(u) of the Disclosure Schedule, neither Seller nor any Person acting on Seller’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller or any of its Affiliates is or may become liable.

(v)                Full Disclosure. No representation or warranty by Seller in this Agreement, and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.2              Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a)                Organization; Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

18

(b)                Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Purchaser. This Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser’s execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of Purchaser’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Purchaser or any of Purchaser’s assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which Purchaser is a party or by which Purchaser is bound or by which any of Purchaser’s assets or properties is bound or affected, (iv) require any Permit, approval, license, certificate, consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any Contract to which Purchaser is a party, except, with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(c)                Brokers. Neither Purchaser nor any Person acting on its behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller is or may become liable.

(d)                Full Disclosure. No representation or warranty by Purchaser in this Agreement, and no statement contained in any other document furnished or to be furnished to Seller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article V.
Pre-closing COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms:

Section 5.1              General. Each of the Parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in Sections 3.2 and 3.3) in a prompt and expeditious manner; provided, however, that nothing in this Agreement requires, or will be construed to require, Purchaser to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on Purchaser) that would result in any restriction with respect to any properties, assets, business or operations of Purchaser or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

Section 5.2              Licensing Applications, Notices and Consents. Purchaser shall use reasonable best efforts to obtain, in writing, all consents, Permits, orders, approvals, licenses, certificates, covenants, waivers, authorizations or novations required from any Governmental Authorities, including the MED and the EXL (collectively, the “Governmental Approvals”), in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities. Seller shall cooperate with Purchaser with respect to its efforts to obtain the Governmental Approvals and will promptly provide Purchaser with any documents and information reasonably requested by Purchaser in connection therewith. Seller shall use reasonable efforts to obtain, in writing, all consents, approvals, covenants, waivers, authorizations or novations required from any other Persons in connection with the transactions contemplated by this Agreement and the Related Agreements and the consummation of the transfer and assignment to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities. Neither Seller nor Purchaser will: (a) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of the other; or (b) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation.

19

Section 5.3              Operation and Preservation of Business. Without the prior written consent of Purchaser, Seller will not engage in any practice, take any action or enter into any transaction outside of the Ordinary Course of Business prior to the Closing or termination of this Agreement, except for any action expressly specified in this Agreement. Without the prior written consent of Purchaser, Seller will not cause Seller to not, engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of Seller contained herein to be untrue at any time between the date hereof and the Closing. Seller will conduct the Business in the Ordinary Course of Business and in compliance with all Laws, and will keep the Business and its assets and properties, including Seller’s present operations, physical facilities, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact. Without limiting the generality of the foregoing, Seller will not, without the prior written consent of Purchaser, take any of the following actions:

(a)                amend, extend or terminate any Material Contract or enter into any Contract, which if entered into prior to the date hereof, would be a Material Contract;

(b)                incur any Indebtedness other than in the Ordinary Course of Business;

(c)                dispose of or encumber any assets of Seller other than in the Ordinary Course of Business;

(d)                increase any compensation or benefits of any employees or independent contractors of Seller or establish any new compensation or benefit plan;

(e)                 accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, or change, in any material respect, Seller’s practices in connection with the making of capital expenditures or the payment of accounts payable;

(f)                 grant any Person any license of or other right to Intellectual Property other than non-exclusive licenses of Products granted in the Ordinary Course of Business;

(g)                except as required as a result of a change in Law or GAAP after the date hereof, change any of the financial accounting principles or practices of Seller;

(h)                commence or settle any Legal Proceeding;

(i)                 issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of Seller;

(j)                 declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any Equity Securities of Seller;

(k)                take any action that would reasonably be expected to result in a Material Adverse Effect; or

(l)                 agree or commit to take any of the actions described in clauses (a) through (k) above.

20

Section 5.4              Access. The Parties agree that Purchaser and its authorized agents and representatives will have the right to, at reasonable times and in accordance with applicable law, (a) inspect and audit Seller’s books and records (including records of account data, financial data, operating data, Tax records, records of corporate proceedings, Contracts, trademarks, Patent application files, governmental consents, personnel records, environmental records and site assessments and other business activities and matters relating to the transactions contemplated hereunder), (b) access Seller’s facilities, including the right of physical access for purposes of walk-through inspections of Seller’s real property (including all Leased Real Property) and assets located thereon, environmental assessments (including soil sampling and drilling), surveying and such other activities as Purchaser may elect in its sole discretion and (c) consult with Seller’s officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times and in a manner not to unreasonably interfere with the normal business operations of Seller.

Section 5.5              Notice of Developments; Purchased Assets.

(a)                Seller will give prompt written notice to Purchaser of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause, (a) a breach or inaccuracy of any of the representations and warranties in Section 4.1, (b) any breach or nonperformance of or noncompliance with any covenant or agreement of Seller in this Agreement or any Related Agreement, (c) the failure of any condition set forth in Section 3.2, (d) any material damage to or loss or destruction of any properties or assets owned or leased by Seller (whether or not insured) or (e) the occurrence or threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in, a Material Adverse Effect. No disclosure by any Party pursuant to this Section 5.5 will be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty, or breach of covenant, agreement or obligation.

(b)                Seller will give prompt written notice to Purchaser of any event, occurrence or development which resulted in, or could reasonably be expected to result in a Material Adverse Effect or material adverse changes in the financial condition or other operations, Business, properties or assets of Seller from that reflected in the latest Financial Statements as furnished pursuant to this Agreement.

(c)                Seller shall deliver to Purchaser an updated Schedule 1.1 within thirty (30) days after the Effective Date, setting forth a complete list of Purchased Assets (the “Purchased Asset Update”). Purchaser shall have the right to review and revise the Purchased Asset Update in connection with the access granted to Purchaser pursuant to Section 5.4. For the avoidance of doubt, the Purchased Asset Update shall not in any way alter Seller’s obligations regarding the maintenance of the Business pursuant to Section 5.3 and Section 6.6.

Section 5.6              Exclusivity. Seller will not and will cause each of its respective officers, employees, directors, managers, members, partners, equityholders, advisors, financing sources, representatives and agents or Affiliates not to, (a) directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition or purchase of a substantial portion of the assets, equity interests or other securities of Seller or any tender offer or exchange offer, merger, consolidation, business combination, joint venture, sale of substantially all assets, sale of securities, re-capitalization, spin-off, liquidation, dissolution or similar transaction involving Seller, or any other transaction, the consummation of which would or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any Alternate Transaction Proposal, or furnish to any other Person any information with respect to the business or assets of Seller in connection with an Alternate Transaction Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing without the prior written consent of Purchaser. Seller will, promptly terminate any discussions or negotiations regarding an Alternate Transaction Proposal. Seller will promptly notify Purchaser in the event that Seller or any of their respective officers, directors, managers, employees, securityholders, advisors, representatives and agents receives any unsolicited indication of interest or proposal regarding an Alternate Transaction Proposal, including the identity of the Person indicating such interest or making such Alternate Transaction Proposal and a copy thereof. Without limiting the generality of the foregoing, the Parties acknowledge that the current timeline for submitting a change of ownership application with the MED is one hundred twenty (120) days and that the covenants set forth in this Section 5.6 shall continue until the Closing Date or the termination of this Agreement in accordance with Article VIII, whichever occurs first.

21

Article VI.
ADDITIONAL COVENANTS

Section 6.1              Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 6.4), each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VII). From and after the Closing, Purchaser will be entitled to possession of all documents, minute books, ownership ledgers, books, records (including Tax records), Contracts and financial data of any sort relating to the Business.

Section 6.2              Parties Confidential Information. From and after the Closing, each Party will instruct its Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning the Purchased Assets, the Assumed Liabilities, the Business, the other Party and its Affiliates and the business and affairs of the other Party that is not generally available to the public as of the Closing (provided, that any information generally available to the public as a result of either Party’s breach of this Section 6.2 will not be deemed to be generally available to the public hereunder) (collectively, the “Party Confidential Information”), (b) refrain from using any Party Confidential Information except as otherwise expressly contemplated by this Agreement and (c) promptly deliver to the other Party or destroy, at the election of the other Party, all tangible embodiments (and all copies) of any Party Confidential Information that are in the possession or under the reasonable control of the other Party or any of its Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents. In the event that a Party (or any of its Affiliates, employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Party Confidential Information, such Person will promptly notify the other Party of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party (or such other Person) is, on the advice of counsel, compelled to disclose any Party Confidential Information to any tribunal, the Party (or such other Person), as applicable, may disclose that portion of Party Confidential Information that is required to be disclosed to the tribunal; provided, however, that the disclosing Person will use such Person’s reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of Party Confidential Information required to be disclosed as the other Party will designate. The existence and terms of this Agreement and the Related Agreements will be deemed Party Confidential Information

Section 6.3              Customer and Supplier Inquiries; Accounts Receivable. From and after the Closing, Seller will refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Purchased Assets, the Assumed Liabilities or the conduct or operations of the Business after the Closing. Seller will promptly remit to Purchaser all payments and invoices received after the Closing that relate to the Purchased Assets, the Assumed Liabilities or, other than with respect to the Excluded Assets or the Excluded Liabilities, the conduct or operations of the Business. Purchaser will have the right and authority to collect for its own account all items that are included in the Purchased Assets and to endorse with the name of Seller any checks or drafts received with respect to any such Accounts Receivable or other items.

Section 6.4              Tax Matters.

(a)                Purchaser and Seller will each timely prepare and file such Tax Returns as may be, respectively, required of them under applicable Law in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Purchased Assets and the Assumed Liabilities hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority (each other Party will cooperate with respect thereto as necessary); provided, however, that the cost of all such Transfer Taxes will be borne by Seller.

22

(b)                Seller shall prepare or cause to be prepared (i) all Tax Returns of or relating to Seller, the Business, and the Purchased Assets, for all Pre-Closing Tax Periods, whenever due, and (ii) all income, gross receipts, and similar Tax Returns of Seller (each such Tax Return prepared by Seller, a “Seller Return”). Each Seller Return shall be prepared in accordance with Seller’s past practices, to the extent permitted by applicable Law. Seller shall deliver each Seller Return to Purchaser at least fifteen (15) days prior to the due date for such Seller Return for Purchaser’s review, comment and approval. If Purchaser approves any Seller Return as initially prepared by Seller, then Seller shall file such Seller Return as so prepared. If Purchaser requests any revisions to any Seller Return, Seller or the Member, as applicable, shall make all revisions to such Seller Return as are reasonably requested by Purchaser and shall file such Seller Return. Purchaser shall prepare and file all Tax Returns with respect to the Business and the Purchased Assets other than those Tax Returns described in the previous sentence, including Tax Returns for any Straddle Periods. With respect to Tax Returns pertaining to any Straddle Period, Seller shall, no later than five (5) Business Days after Purchaser notifies the Seller of the amount of Taxes that are due and payable with such Tax Returns and which are attributable to that portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 6.4(c) below), pay such amount to Purchaser.

(c)                For purposes of this Agreement, with respect to any Straddle Period, (i) any property or similar ad valorem Taxes attributable to the Purchased Assets or Business that are payable for a Straddle Period will be pro-rated, and such Taxes will be allocated between Seller and Purchaser based upon the total amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, with Seller responsible for those allocable to the period prior to and including the Closing Date and Purchaser responsible for those allocable to the period after the Closing Date, and (ii) any other Taxes relating to the Purchased Assets or Business (other than property and ad valorem Taxes) for a Straddle Period shall be computed and allocated between Seller and Purchaser as if such Taxable year or period ended as of the close of business on the Closing Date.

(d)                Cooperation on Tax Matters.

(i)                 Each Party shall, and each Party shall cause its respective Affiliates and representatives to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any official inquiry, audit, examination, litigation or other Legal Proceeding with respect to Taxes for any Straddle Period or any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information reasonably relevant to any such audit, assessment, reassessment, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall (A) retain all books and records with respect to Tax matters pertinent to Seller, the Business, and the Purchased Assets relating to any taxable period beginning before the Closing Date until expiration of the applicable statute of limitations of the respective Taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (B) give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and abide by the reasonable requests of such other Party with respect thereto.

(ii)               Each Party further agrees, upon the re written request of another Party, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)             For any period for which Seller is taxable as a partnership for U.S. federal, state, local, or non-U.S. purposes and has not elected and does not elect under Section 6221(b) of the Code (or the state, local or non-U.S. equivalent thereof) to be excluded from the application of the centralized partnership audit regime of Subchapter C of Chapter 63 of Chapter 1 of Subtitle A of the Code (or the state, local or non-U.S. analogue thereof), in the event that Seller receives a notice of final partnership adjustment pursuant to Section 6225 of the Code with respect to any Pre-Closing Tax Period, Seller agrees to cause Seller’s partnership representative (as defined in Section 6223 of the Code) designated by Seller or selected by the Internal Revenue Service to make a timely and valid “push-out” election pursuant to Section 6226 of the Code, and to take any such equivalent action as applicable state, local, or non-U.S. Law may provide.

23

(e)                Tax Claims. Seller shall have the right to control the conduct of any Tax audits, Tax disputes or other action relating to Taxes (a “Tax Claim”), which relates exclusively to any Seller Return; provided, however, that in the case of any Tax Claim relating to a Seller Return that could give rise to a liability of, or otherwise affect the Taxes or calculation of Taxes of, Purchaser or its Affiliates under this Agreement or otherwise, Purchaser may participate in such Tax Claim at Purchaser’s expense, and Seller shall not settle, compromise, or enter into any agreement that represents a final determination of the Tax Claim matter or any portion thereof without Purchaser’s advance written consent. Purchaser shall have the right to control the conduct of any Tax Claim other than those that may be controlled by Seller and the Member pursuant to the foregoing sentence of this Section 6.4(e).

(f)                 Tax-Sharing Agreements. Prior to the Closing, Seller shall terminate all any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar agreement or arrangement, and any powers of attorney with respect to Taxes or other similar agreements with respect to or involving Seller, the Business, or the Purchased Assets, such that, after the Closing Date, neither Purchaser nor the Internal Revenue Service or other Governmental Authority shall be bound thereby and Purchaser shall have no liability thereunder.

Section 6.5              Non-Solicitation.

(a)                Each Party acknowledges and agrees that (i) it has received confidential and proprietary information regarding the other Party and the Business; (ii) the other Party would suffer irreparable harm if a Party were to divulge such confidential and proprietary information to those in competition with either Party or the Business; (iii) each Party has determined that it is in its best interests and to its financial benefit to execute this Agreement and agree to enter into the restrictions set forth in this Section 6.5, given the significant and direct or indirect financial benefit that will be realized by each Party as a result of the consummation of the transactions contemplated hereby; and (iv) Each Party is relying on the covenants and obligations of the other Party set forth in this Section 6.5 in connection with, and as a condition to the Parties’ execution and delivery of, this Agreement and the consummation of the transactions contemplated hereby.

(b)                For a period of three (3) years after the Closing Date (the “Restricted Period”):

(i)                 Seller shall not, directly or indirectly, and shall cause its Affiliates, employees, officers, directors, managers, members, partners and equityholders not to (A) cause, induce or attempt to cause or induce any employee, agent, or independent contractor of Purchaser to terminate such relationship with Purchaser; (B) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Purchaser or its Affiliates (or any successor to the Business); provided, however, that this Section 6.5(b)(ii) will not prohibit Seller from (1) conducting general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Purchaser or its Affiliates (or any successor to the Business) or (2) participating in job fairs, career fairs or similar recruiting events; or (C) cause, induce or attempt to cause or induce any creditor, licensee, customer, prospective customer or other Person engaged in a business relationship with Purchaser or any of its Affiliates to (1) cease doing business, reduce the amount of business, or adversely change the terms of business with Purchaser or any of its Affiliates or (2) deal with any competitor of Purchaser or any of its Affiliates.

(ii)               After the Closing Date, neither Party shall make, and each Party shall use commercially reasonable efforts to prevent its Affiliates, officers, directors, managers, members, partners or equityholders from making, any disparaging statements, either orally or in writing, about the other Party or any of the names, businesses (including the Business), shareholders, directors, officers, employees, or agents of the other Party.

(c)                If a final Order from a Governmental Authority or a court or tribunal of competent jurisdiction determines that any provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. This Section 6.5 will be enforceable as so modified after the expiration of the time within which the Order may be appealed. The Parties acknowledge and agree that this Section 6.5 is reasonable and necessary to protect and preserve legitimate business interests and to prevent an unfair advantage from being conferred upon any Party.

24

(d)                If either Party or any of its Affiliates violate the covenants set forth in this Section 6.5, then notwithstanding any provision herein to the contrary, the Restricted Period shall be extended for a period of time equal to the period that such violation shall exist and be continuing.

(e)                The Parties acknowledges and agree that any breach of this Section 6.5 will result in serious and irreparable injury. Therefore, each Party acknowledges and agrees that, in the event of a breach, the non-breaching Party shall be entitled, in addition to any other remedy at law or in equity to which it may be entitled, to equitable relief against the breaching Party, including a temporary restraining order and preliminary and permanent injunctions to restrain the breaching Party from such breach and to compel compliance with the obligations hereunder, and the breaching Party waives the posting of a bond or undertaking as a condition to such relief.

The Parties acknowledge that the duration and geographic scope of the foregoing restrictions on competition are fair and reasonable, given the nature and geographic scope of this Agreement.

Section 6.6              Preservation and Transition of Product. Seller will, through the Closing, use commercially reasonable efforts to maintain and preserve all Products associated with the Business in a good and saleable condition, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect (such condition, a “Good and Saleable Condition”). Seller will maintain at least substantially similar levels of inventory of flower, trim, concentrate and edibles at the Leased Real Property as Seller has maintained over the previous twelve (12) months prior to the Effective Date. In addition, at the Closing, the vegetation areas of the Leased Real Property (clone rooms, open vegetation area, and room 12) will contain an adequate number of marijuana plants in the vegetative state to continue ordinary operations of the Business. Any marijuana plant that has been harvested or sold prior to Closing, whether in the storage vault or curing room of the Leased Real Property, will be removed from the Leased Real Property by Seller, unless such marijuana plant was purchased by Purchaser or an Affiliate of Purchaser prior to the Closing.

Section 6.7              Construction Reimbursement. Purchaser shall reimburse Seller for all reasonable and necessary construction costs (up to $200,000.00) actually incurred by Seller prior to the Closing relating to the conversion (the “Conversion”) of two delivery bays at the Leased Real Property into flowering rooms (the amount of such reimbursement, the “Construction Reimbursement Amount”). The Construction Reimbursement Amount shall be incorporated into and in addition to the Closing Cash Payment pursuant to Section 2.2(b). No later than one (1) day prior to the Closing, Seller shall deliver to Purchaser a final calculation of the Construction Reimbursement Amount, along with copies of all documents and invoices reasonably requested by Purchaser to support Seller’s calculation thereof. During the time between the execution of this Agreement and the Closing, Seller shall use commercially reasonable efforts to complete the Conversion and such construction shall be performed in a professional, safe and workmanlike manner, free from any defects, and Seller shall keep Purchaser reasonably informed with respect to the status of the Conversion and all costs relating thereto, provided, however, that the Conversion may not be a completed prior to the Closing, in which event, Seller will not be liable for any work performed by Purchaser (such as inspection and permitting of the Conversion) taking place after the Closing.

Section 6.8              Notification of Breach. A Party (the “Noticing Party”) will give prompt written notice to the other Party (the “Notified Party”) of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause, (a) a breach or inaccuracy of any of the Noticing Party’s representations and warranties in Article IV, (b) any breach or nonperformance of or noncompliance with any covenant or agreement of the Noticing Party in this Agreement or any applicable Related Agreement, or (c) the failure of any condition to the Notified Party’s obligations to consummate the transactions contemplated by this Agreement. No disclosure by the Noticing Party pursuant to this Section 6.8 will be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, agreement or obligation.

25

Article VII.
CERTAIN REMEDIES

Section 7.1              Seller’s and Owner’s Indemnification Obligations.

(a)                Indemnification Obligations of Seller and Owner. Seller and the Owner agree to, on a joint and several basis, indemnify, defend and reimburse Purchaser and its Affiliates and each of their respective Affiliates, officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) for and hold harmless each Purchaser Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)                any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Seller in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Seller set forth in this Agreement or any Related Agreement;

(iii)             any Excluded Assets or Excluded Liabilities (including any Seller Closing Debt and Seller Transaction Expenses unpaid as of immediately prior to the Closing), Indemnified Taxes, any costs associated with seeking any consent listed on Section 4.1(b) of the Disclosure Schedule; or

(iv)              any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Seller or Owner.

Section 7.2              Indemnification Procedure.

(a)                Notice of Claims. Any Purchaser Indemnified Person or Seller Indemnified Person, as applicable, claiming indemnification hereunder (each, a “Claiming Party”) will deliver to Seller, or in the case of a claim against Owner, such Owner (in the case of a claim by a Purchaser Indemnified Person) or to Purchaser (in the case of a claim by a Seller Indemnified Person) (as applicable, the “Responding Party”), notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder promptly after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim; provided that failure to give timely notice will not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party demonstrates actual and material prejudice caused by the delay in giving, or failure to give, such notice.

(b)                Objections to Claims; Resolution of Conflicts.

(i)                 The Responding Party will have the right to object to the Claiming Party’s right to be indemnified pursuant to this Article VII for any Claim made pursuant to Section 7.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within ten (10) days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim will specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party will be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and will be precluded from raising any objection thereto after the Claim Objection Period, and (B) the Purchaser Indemnified Persons’ right to recovery in respect of such Claim by offset against the Holdback Amount or payment in cash, as applicable, pursuant to Section 7.7 will be effective as of the day following the expiration of the Claim Objection Period.

26

(ii)               In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 7.2(b)(i), (A) the Claiming Party will have ten (10) days after receipt of such Claim Objection Notice to respond thereto and (B) the Claiming Party and the Responding Party will attempt in good faith during the ten (10)-day period after the Responding Party’s receipt of such written response to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Purchaser Indemnified Persons’ right to recovery in respect of such Claim by offset against the Holdback Amount or payment in cash, as applicable, pursuant to Section 7.7 will be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten (10)-day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 9.10. This Section 7.2(b) will not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 7.6 or otherwise.

(c)                Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions will apply:

(i)                The Claiming Party will have the right to defend the Third-Party Claim with counsel of the Claiming Party’s choice; provided that the Claiming Party must conduct the defense of the Third-Party Claim diligently and must keep the Responding Party reasonably informed of the status of the Third-Party Claim; and provided, further, that the Responding Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third-Party Claim. The Claiming Party may defend against the Third-Party Claim, consent to the entry of any judgment or enter into any settlement with respect thereto, and the Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VII.

(ii)               In the event that the Claiming Party does not elect to assume the defense of any Third-Party Claim, (A) the Responding Party will assume and diligently conduct the defense of the Third-Party Claim and will keep the Claiming Party reasonably informed of the status of the Third-Party Claim, (B) the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably determines that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and (C) the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party or impose any future limitations of the Claiming Party’s business or operations, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party of a release (in form and substance reasonably satisfactory to the Claiming Party) from all Liability in respect of such Third-Party Claim. If the Responding Party fails to defend such Third-Party Claim as provided above, the Claiming Party may pay, settle, compromise and defend such Third-Party Claim and will be entitled to indemnification hereunder for any Damages based upon, arising from or relating to such Third-Party Claim and its defense thereof, including fees and disbursements of its counsel, experts and other agents and all amounts paid in settlement thereof or as a result of any judgment related thereto.

(iii)             Purchaser, Seller, the Owner, the Responding Party and the Claiming Party will cooperate with each other in the defense of any Third-Party Claim and will make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person. Seller and the Owner will reimburse Purchaser upon final determination of such Third-Party Claim or at such earlier time and frequency as reasonably requested by Purchaser for its costs and expenses incurred in defending such Third-Party Claim in accordance with this Section 7.2.

27

Section 7.3              Survival.

(a)                General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification will survive the Closing as set forth in this Section 7.3. Except as provided in Section 7.3(b), (i) the representations and warranties of the Parties contained in this Agreement, the Purchaser Closing Certificate and the Seller Closing Certificate, as applicable, will survive the Closing and the consummation of the transactions contemplated hereby and will terminate at 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date, and (ii) no Party will have any obligation to provide indemnification pursuant to Section 7.1(a)(i) or Section 7.15(a)(i), as applicable, for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any representation or warranty of such Party contained in this Agreement, the Purchaser Closing Certificate or the Seller Closing Certificate, as applicable, unless a Claim with respect thereto is asserted in accordance with this Article VII on or prior to 11:59 p.m., Mountain Time, on the date that is eighteen (18) months after the Closing Date.

(b)                Extended Survival. Notwithstanding Section 7.3(a):

(i)                the Fundamental Representations (or any inaccuracy of the Seller Closing Certificate with respect to the Fundamental Representations) and all representations and warranties contained in any Related Agreement (other than the Seller Closing Certificate), subject to any applicable limitation expressly stated herein or such Related Agreement, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at, 11:59 p.m., Mountain Time, on the later of the date that is the six-year anniversary of the Closing Date and the date of expiration of the last applicable statute of limitation applicable to the underlying claim, and neither Seller nor Owner will have any obligation to provide indemnification pursuant to Section 7.1(a)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted on or prior to such time;

(ii)               all Claims based on Section 7.1(a)(ii) and Section 7.15(a)(ii), subject to any applicable limitation expressly stated herein or any applicable Related Agreement, will survive the Closing and the consummation of the transactions contemplated hereby until, and will terminate at 11:59 p.m., Mountain Time, on the date of expiration of the last applicable statute of limitation, and no Party will have any obligation to provide indemnification pursuant to Section 7.1(a)(ii) or Section 7.15(a)(ii), as applicable, with respect thereto unless any such Claim is asserted in accordance with this Article VII on or prior to such time; and

(iii)             all Claims based on Section 7.1(a)(iii), Section 7.1(a)(iv), or Section 7.15(a)(iii) will survive the Closing indefinitely.

(c)                Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the final determination and satisfaction of such Claim.

(d)                Enforcement of Survival Period. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 7.3 (the “Applicable Survival Period”) is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be increased to the extended survival period set forth in this Section 7.3. The Parties further acknowledge that the Applicable Survival Periods set forth in this Section 7.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

Section 7.4              Limitations.

(a)                Threshold. Except as provided in Section 7.4(b), no Indemnified Person will be entitled to indemnification pursuant to Section 7.1(a)(i) or Section 7.15(a)(i), as applicable, unless and until the aggregate amount of all Damages of such Indemnified Person pursuant to Section 7.1(a)(i) or Section 7.15(a)(i), as applicable, exceeds Fifty Thousand Dollars ($50,000.00) (the “Threshold”); and if the Damages of such Indemnified Person pursuant to Section 7.1(a)(i) or Section 7.15(a)(i), as applicable, exceed the Threshold, then the Party or Parties responsible for indemnifying such Indemnified Person will be obligated for all Damages pursuant to Section 7.1(a)(i) or Section 7.15(a)(i), as applicable, related to such Claims (subject to the other express limitations set forth in this Article VII).

28

(b)                Exceptions. The limitations set forth in Section 7.4(a) will not apply to or otherwise affect the an Indemnified Person’s ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Representation (or any inaccuracy of the Seller Closing Certificate with respect to the same), (ii) fraud, knowing or intentional misrepresentation or breach or willful misconduct, or, for the avoidance of doubt, (iii) indemnification under Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(iv), Section 7.15(a)(ii), or Section 7.15(a)(iii).

(c)                Caps on Indemnification Obligations.

(i)                Except with respect to Fundamental Representations, Seller’s and the Owner’s obligations to provide indemnification under Section 7.1(a)(i), in the aggregate, will not exceed an amount equal to twenty-five percent (25%) of the Purchase Price; provided, however, that Seller’s and the Owner’s obligations to provide indemnification under Section 7.1(a)(i) with respect to Fundamental Representations, in the aggregate, will not exceed an amount equal to the Purchase Price.

(ii)               Purchaser’s obligations to provide indemnification under Section 7.15(a)(i), in the aggregate, will not exceed an amount equal to twenty-five percent (25%) of the Purchase Price.

(iii)             Seller’s and the Owner’s obligations to provide indemnification under Section 7.1(a)(ii) or (iii), in each case, will not exceed an amount equal to the Purchase Price.

(iv)              Purchaser’s obligations to provide indemnification under Section 7.15(a)(ii) will not exceed an amount equal to the Purchase Price.

(v)               The limitations set forth in this Section 7.4(c) will not apply to or otherwise affect an Indemnified Person’s ability to make Claims or recover Damages with respect to Claims for fraud, knowing or intentional misrepresentation or breach or willful misconduct.

(d)                Other Recovery. All Damages will be net of any amounts actually recovered by the an Indemnified Person under insurance policies or other sources of indemnification with respect to such Damages (net of expenses incurred in connection with such recovery or any related premium adjustments); provided, however, that no Indemnified Person will have any obligation to seek to recover insurance proceeds in connection with making an indemnification claim under this Article VII.

Section 7.5              Materiality Qualifiers. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy in or breach of any representation or warranty in Section 4.1, and the determination of whether a breach has occurred, any Materiality Qualifiers in such representation or warranty will be disregarded.

Section 7.6              Exclusive Remedy; Rights to Specific Performance.

(a)                With regard to any Claims for monetary Damages related to any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of the representations and warranties in this Agreement, the Claiming Party’s right to indemnification under this Article VII will be the Claiming Party’s exclusive remedy for any such Claims (other than for Claims based on or for fraud, knowing or intentional misrepresentation or breach or willful misconduct) and the Claiming Party will not be entitled to any other monetary remedy with regard thereto.

(b)                The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, a Party will be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Article VII.

29

Section 7.7              Recourse. If and to the extent that any Purchaser Indemnified Person is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in this Article VII), each such Purchaser Indemnified Person will have the option of recouping all or any portion of any Damages to which such Purchaser Indemnified Person is entitled by (a) reducing the Holdback Amount payable upon expiration of the Holdback Period by the amount of such Damages or (b) directing cash payment of monetary Damages from Seller or the Owner; provided, however, that such remedies are not exclusive of any other remedies the Purchaser Indemnified Persons may exercise at law or in equity to satisfy Seller’s and the Owner’s indemnification obligations hereunder.

Section 7.8              Knowledge and Investigation. All representations, warranties, covenants, obligations, agreements and indemnities of the Parties contained in this Agreement and in the Related Agreements will be deemed material and relied upon by the other Parties, regardless of any knowledge or investigation or any representation made by any other Party or any of its representatives, and none will be waived by any failure to pursue any action or the consummation of the transactions contemplated hereunder.

Section 7.9              Other Factors Not Limiting. No representation, warranty, covenant, obligation or agreement contained herein will limit the generality or applicability of any other representation, warranty, covenant, obligation or agreement. The terms of this Article VII will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of any Claiming Party.

Section 7.10           Effect of Indemnification Payments. Any indemnification payment made pursuant to this Article VII will be treated as an adjustment to the Purchase Price.

Section 7.11            No Right of Contribution or Subrogation.

(a)                Neither Seller nor Owner will make any claim for contribution or subrogation against any Purchaser Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Purchaser Indemnified Person is entitled to indemnification hereunder for such claim, and Seller and the Owner hereby waive any such right of contribution and subrogation from or against any Purchaser Indemnified Person that Seller or Owner, as applicable, has or may have in the future.

(b)                Purchaser shall not make any claim for contribution or subrogation against any Seller Indemnified Person with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Seller Indemnified Person is entitled to indemnification hereunder for such claim, and Purchaser hereby waives any such right of contribution and subrogation from or against any Seller Indemnified Person that Purchaser has or may have in the future.

Section 7.12           Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Seller Closing Certificate, the Purchaser Closing Certificate, and any other certification contemplated in Article III will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 7.1(a) and Section 7.15(a), as appliable.

Section 7.13           Maximum Contribution. If and to the extent any provision of this Article VII is unenforceable for any reason, the Parties hereby agree to make the maximum contribution that is permissible under Law to the payment and satisfaction of any Damages for which indemnification is provided for in this Article VII (but subject to all limitations set forth in this Article VII applicable thereto, aggregating Damages for which contribution may be made under this Section 7.13 with Damages for which indemnification may be made under Section 7.1(a) or Section 7.15(a), as applicable, for purposes of such limitations as if they referred to contribution obligations in addition to indemnification obligations).

30

Section 7.14           References to “Indemnification Obligations”. For purposes of this Article VII and any other provision of this Agreement, any reference to the “indemnification obligations” of any Party under this Article VII or words of like import, will be deemed to refer to all of the obligations of the Parties under Section 7.1(a) and Section 7.15(a), as applicable, including the obligations to indemnify, defend, reimburse, hold harmless and pay.

Section 7.15           Purchaser’s Indemnification Obligations.

(a)                Indemnification Obligations of Purchaser to Seller and Owner. Purchaser agrees to indemnify, defend and reimburse Owner and Seller and its Affiliates and each of their respective Affiliates, officers, directors, managers, members, partners, equityholders, subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Seller Indemnified Person”) for and hold harmless each Seller Indemnified Person from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i)                any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by Purchaser in this Agreement or any applicable Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing;

(ii)               any breach or nonperformance of or noncompliance with any covenant, agreement or obligation of Purchaser set forth in this Agreement or any applicable Related Agreement; or

(iii)              any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Purchaser.

Article VIII.
TERMINATION OF AGREEMENT

Section 8.1              Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a)                Purchaser and Seller, on behalf of the Owner, may terminate this Agreement by mutual written consent;

(b)                either Purchaser or Seller (on behalf of the Owner) may terminate this Agreement by giving written notice to the other Party if there shall be any applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority, including the MED, shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;

(c)                Purchaser may terminate this Agreement by giving written notice to Seller: (i) in the event that Seller or Owner breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Purchaser notifies Seller of the breach, and the breach, if capable of cure, continues without cure for a period of forty-five (45) days after the notice of breach; or (ii) if the Closing has not occurred on or before the sixth month anniversary of the Effective Date (the “Outside Date”) (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address or (B) Purchaser breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); and

31

(d)                Seller, on its behalf and on behalf of the Owner, may terminate this Agreement by giving written notice to Purchaser: (i) in the event that Purchaser breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Seller notify Purchaser of the breach, and the breach, if capable of cure, continues without cure for a period of forty-five (45) days after the notice of breach; or (ii) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from (A) an unforeseen delay in obtaining a necessary approval from a Governmental Authority that the Parties are actively working to address or (B) Seller or Owner breaching any representation, warranty, covenant or agreement contained in this Agreement).

Section 8.2              Effect of Termination. The termination of this Agreement pursuant to Section 8.1 will not be deemed to release any Party from any Liability for breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies. The Deposit shall be released from escrow and returned to Purchaser in the event this Agreement is terminated for any reason other than termination by Seller pursuant to Section 8.1(d)(i). The Deposit shall be released from escrow and retained by Seller in the event this Agreement is terminated by Seller pursuant to Section 8.1(d)(i). Notwithstanding anything to the contrary in this Agreement, the Parties agree that Seller’s right to receive the Deposit in the event this Agreement is terminated by Seller pursuant to Section 8.1(d)(i) shall be liquidated damages, and not a penalty, for any Damages suffered or incurred by Seller or any other Person in connection with such a termination of this Agreement and shall be the sole and exclusive remedy available to Seller and its Affiliates against Purchaser, and any of its former, current, or future stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any Damages suffered as a result of any breach of any representation, warranty, covenant, obligation or agreement in this Agreement or the failure of the transactions contemplated hereunder to be consummated.2

Article IX.
MISCELLANEOUS

Section 9.1              Risk of Loss. Seller will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to the Closing, whether due to fire, accident or other casualty, willful act, condemnation, epidemic, pandemic, riot, act of God or otherwise, and Purchaser will have no responsibility with respect thereto.

Section 9.2              Bulk Sales. If the provisions of Article 6 of the Uniform Commercial Code have not been repealed in each jurisdiction where any of the Purchased Assets are located, Seller and Purchaser hereby waive compliance with the provisions of Article 6 of the Uniform Commercial Code in each such jurisdiction that has not repealed such article and where any of the Purchased Assets are located in connection with the transactions contemplated hereunder. Seller and Buyer will each be responsible for 50% of the Liabilities arising out of the Parties’ waiver of such compliance.

Section 9.3              Press Releases and Public Announcements. Except as otherwise required by Law, Seller and the Owner will not, and will not permit any of its Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to employees, customers or suppliers of Seller or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Purchaser. Notwithstanding anything in this Agreement to the contrary, upon the execution of this Agreement and at any time thereafter, Purchaser or any of its Affiliates, representatives or advisors may not issue or cause the publication of any press release, make any other public announcement (including tombstone advertisements), or make any publicly available filing with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Seller or the Owner.

2 Note to Draft: Purchaser agreed to the Deposit with the understanding that it would serve as liquidated damages. The Deposit is $400,000, which would be more than enough to cover any potential damages stemming from a breach by Purchaser.

32

Section 9.4              Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such confirmation of receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as shall be specified by like notice):

(a)	if to Purchaser, to:

Double Brow LLC c/o Medicine Man Technologies, Inc. 4880 Havana Street, Suite 201 Denver, Colorado 80239 Attention: Dan Pabon Email Address: Dan@schwazze.com with a copy to (not constituting notice):

Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, CO 80202 Attention: Adam Agron Email Address: aagron@bhfs.com

(b)	if to Seller or the Owner, to:

Brow 2, LLC 4715 Colorado Blvd. Denver, CO 80205 Attention: Brian Welsh Email Address: jwelsh007@aol.com with a copy to (not constituting notice):

Gonnell Law 730 17th Street, Suite 838 Denver, CO 80202 Attention: Jean Gonnell Email Address: jean@jesglegal.com

33

Section 9.5              Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document (except for any reference to a document in the Disclosure Schedule) means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Purchaser, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Purchaser and Purchaser’s representatives for their review by posting to an electronic data room on the date that is three (3) Business Days prior to the date hereof.

Section 9.6              Counterparts; Electronic Signature. This Agreement may be executed and delivered by each Party in separate counterparts (including electronic portable document format (.PDF) or similar format), each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same agreement. This Agreement will become effective when, and only when, each Party delivers a counterpart hereof to each other Party. This Agreement may be executed by ..PDF signature, and a .PDF signature will constitute an original signature for all purposes.

Section 9.7              Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) shall not be assigned to any other Person, except Purchaser may assign this Agreement or any Related Agreements to any Affiliate of Purchaser, any successor to Purchaser, or the Business or to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Purchaser to such lenders, and (c) will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons.

Section 9.8              Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

34

Section 9.9              Extension; Waiver; Amendment. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party will not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 9.10           Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder will be governed by and construed in accordance with the Laws of the State of Colorado without reference to such state’s principles of conflicts of Law. Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in the City and County of Denver, State of Colorado (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Colorado for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any Party will be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

Section 9.11           Attorneys’ Fees. Should any Party institute any Legal Proceeding to enforce any provision hereof or for Damages by reason of alleged breach of any provision of this Agreement, the prevailing Party will be entitled to receive from the non-prevailing Party such reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing Party in connection with any such Legal Proceeding.

Section 9.12           Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13           Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be paid by the Party incurring such expense. Notwithstanding the immediately preceding sentence, the Parties anticipate the submission of the licensing applications listed on Section 9.13 of the Disclosure Schedule to be submitted by Purchaser to the MED and the EXL following the execution of this Agreement, and Purchaser agrees to pay all such application and marijuana licensing fees associated with such transfer of ownership of such licenses; provided that Seller cooperates with Purchaser on the applications and provides documentation in form and content sufficient to successfully apply for such transfer of ownership.

[Signature Page Follows]

35

The Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PURCHASER:

DOUBLE BROW, LLC

By: Medicine Man Technologies, Inc., its Sole Member

By: /s/ Justin Dye

Name: Justin Dye

Title: Chief Executive officer

SELLER:

BROW 2, LLC

By: /s/ Brian Welsh

Name: Brian Welsh

Title: Managing Member

OWNER

/s/ Brian Welsh

Brian Welsh

36

Exhibit A

DEFINITIONS

“Accounts Payable” means, with respect to Seller, all accounts payable and other payment obligations to suppliers and vendors of the Business and trade payables, if any, whether or not listed on Seller’s books or records.

“Accounts Receivable” means, with respect to all accounts and notes receivable and other rights to payment from customers of the Business and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on Seller’s books or records.

“Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such Person, where “control” (including the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, in its capacity as a sole or managing member, or otherwise, or (ii) vote 10% or more of the securities or other equity interests of such Person having ordinary voting power, or (b) being a director, officer, executory, trustee, fiduciary (or their equivalents) of such Person or a Person who controls such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 2.4.

“Alternate Transaction Proposal” has the meaning set forth in Section 5.6.

“Applicable Survival Period” has the meaning set forth in Section 7.3(d).

“Assigned Contract” has the meaning set forth in Section 1.5(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(d)(iii).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 3.2(d)(ii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any bank holiday in Denver, Colorado.

“Claim” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.2(a).

“Claim Objection Notice” has the meaning set forth in Section 7.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 7.2(b)(i).

37

“Claiming Party” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Payment” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Plant Number” has the meaning set forth in Section 2.3(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Damages” means any losses, costs, damages, decline in value, lost profit, Liabilities, Taxes, expenses, Legal Proceedings and Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims; provided, however, that “Damages” shall not include punitive damages except in the case of fraud or to the extent actually awarded to a third party.

“Deposit” has the meaning set forth in Section 2.2(a).

“Disclosure Schedule” has the meaning set forth in the preamble to Section 4.1.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, employee loan, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or any ERISA Affiliate is a party) and which covers or benefits any current or former employee, officer, director, consultant, independent contractor, or other service provider of or to Seller (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which Seller has (or could have) any Liability (including any contingent Liability).

“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

38

“Environmental, Health and Safety Requirements” means all Laws, Orders and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest or unit, partnership, limited partnership or general partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade, business or Person that, together with Seller, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means VAI, LLC d/b/a Xcrow, a Colorado limited liability company.

“Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3.

“EXL” means the City and County of Denver, Department of Excise & Licenses.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Authority; Binding Effect; Trade Names; Capitalization); Section 4.1(b)(i) (Authorization and Non-Contravention), clauses (a) and (b) of Section 4.1(b)(ii) (Non-Contravention) Section 4.1(e) (Assets), Section 4.1(l) (Employee Benefits), Section 4.1(m) (Permits), Section 4.1(o) (Tax Matters), Section 4.1(u) (Brokers).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Good and Saleable Condition” has the meaning set forth in Section 6.6.

“Governmental Authority” means the Colorado Department of Revenue, Marijuana Enforcement Division; City and County of Denver, including, without limitation, its Department of Excise and Licenses; Colorado Department of Agriculture; and Colorado Department of Revenue or Colorado Department of Public Health & Environment.

“Hired Service Providers” has the meaning set forth in Section 1.6(a).

“Holdback Amount” means Five Hundred Thousand Dollars ($500,000.00)

39

“Holdback Interest” means three percent (3%) simple interest per annum paid by Buyer to Seller on any portion of the Holdback Amount which is not used to satisfy any indemnification claims pursuant to Article VII.

“Holdback Period” means twelve (12) months.

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which Seller is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, including any software license (including any right to access or use data or any Open Source Materials), Patent license, trademark license, or any Contract pursuant to which Seller obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any Liability under or for any of the following, including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; (i) all outstanding checks, money orders or similar instruments written against Seller’s accounts or for which Seller is the payor; (j) liabilities for commissions and other incentive compensation that have been earned but not paid as of the Closing; (k) Accounts Payable; (l) guaranties of any of the foregoing; and (m) Liability secured by any Encumbrance on any asset or property.

“Indemnified Person” means a Purchaser Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnified Taxes” means (a) any and all Taxes (or the non-payment thereof) of Seller or any of its equityholders for any Tax period or portion thereof, (b) any and all Taxes (or the non-payment thereof) imposed on or with respect to the Purchased Assets, the Business, or the operations or activities of Seller or any of its equityholders, for any Taxable period (or portion thereof) ending on or prior to the Closing Date; (c) any Transfer Taxes, (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller or any of its equityholders, or any predecessor of any of the foregoing, is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law; (e) any and all Taxes of any Person imposed on Seller, any of its equityholders or the Business as a transferee or successor, by Contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; and (f) all employer Taxes associated with payments in respect of any transaction-related compensation payable in connection with the transactions contemplated by this Agreement or any Related Agreement.

“Insurance Policy” has the meaning set forth in Section 4.1(j)(i).

“Intellectual Property” means, collectively, all: (a) Intellectual Property Rights and (b) Proprietary Information and Technology.

“Intellectual Property Rights” means collectively any and all rights (anywhere in the world, whether statutory, equitable, common law or otherwise) with respect to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and URLs, rights to social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof; (c) all works of authorship, copyrightable works, and copyrights; (d) all mask works; (e) all Trade Secrets; (f) rights of privacy or publicity; (g) all other proprietary rights; (h) all goodwill associated with any of the foregoing; (i) all applications, registrations and renewals in respect of any of the foregoing; and (j) any claims for, or rights to pursue, recover or retain damages, costs, profits, royalties, attorneys’ fees or advisory fees or other relief for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

40

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, guidance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.1(f)(ii).

“Legal Proceeding” has the meaning set forth in Section 4.1(c)(i).

“Liability” or “Liabilities” means any indebtedness, loss, damage, adverse claim, fine, penalty, Tax, liability, responsibility or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Marijuana Inventory” means all of Seller’s inventory of non-expired, merchantable quality marijuana products, such as marijuana flower, trim, seeds, concentrate or infused product.

“Marijuana Inventory Review” has the meaning set forth in Section 2.3.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact, factor or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts, factors or developments, is or would reasonably be expected to be materially adverse (without regard to duration) to either (a) the Business, the Purchased Assets, Liabilities, the employees, business relationships, operations (including results of operations) or condition (financial or otherwise) of Seller, or (b) the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided, that none of the following (either alone or in combination) shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in economic conditions affecting the United States, including changes in interest rates, (ii) changes in national or international political or social conditions in any jurisdiction where Seller operates, including hostilities, acts of war (whether or not declared), terrorism, epidemic, pandemic or military actions, including the escalation thereof, (iii) changes in financial, banking, or securities markets, (iv) changes in GAAP or applicable Law after the date hereof, or (v) the taking of any action expressly required by this Agreement; provided, further, that any such adverse effect described in the preceding clauses (i) through (iv) will be excluded only to the extent that such adverse effect does not disproportionately affect the Business, relative to other Persons engaged in the industries in which Seller operates.

“Material Contract” has the meaning set forth in Section 4.1(n).

“Material Customer” means the top ten (10) customers of Seller by revenue for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Material Supplier” means the top ten (10) suppliers of Seller by expense for each of the fiscal years ended December 31, 2019 and December 31, 2020.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“MED” means the Colorado Marijuana Enforcement Division.

“MED Approval” means any and all approvals from MED required under applicable Law for (a) the transfer by Seller to Purchaser of any Permit or (b) the consummation of the transactions contemplated by this Agreement.

41

“Noticing Party” has the meaning set forth in Section 6.8.

“Notified Party” has the meaning set forth in Section 6.8.

“Order” has the meaning set forth in Section 4.1(c)(i).

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business of Seller consistent with its past regular custom and practice, including, as applicable, with respect to quantity and frequency.

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owner” has the meaning set forth in the preamble.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all (a) patents and patent applications; (b) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items listed in clause (a) of this definition; (c) all foreign counterparts to any of the items listed in clause (a) or (b) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority; (d) all applications that claim priority to any of the items listed in clause (a), (b), or (c); and (e) all patents that issue from any of the items listed in clause (a) (b), (c) or (d) of this definition.

“Payoff Letter” has the meaning set forth in Section 3.2(d)(x).

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable that is set forth on Section 4.1(f) of the Disclosure Schedule.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Plant Target Number” has the meaning set forth in Section 2.3(b).

“Product(s)” means, collectively, (a) all products or services that are or have been manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by Seller, and (b) any such products or services that are currently under development or contemplated by or for Seller.

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, Trade Secrets, ideas, research and development, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, know-how and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

42

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Asset Update” has the meaning set forth in Section 5.5(c).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Person” has the meaning set forth in Section 7.1(a).

“Real Property Landlord” means RF Colorado 4715 LTD.

“Real Property Lease” has the meaning set forth in Section 4.1(f)(ii).

“Related Agreements” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Seller Closing Certificate and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Responding Party” has the meaning set forth in Section 7.2(a).

“Restricted Area” means anywhere in North America.

“Restricted Period” has the meaning set forth in Section 6.5(b).

“Schedule A” means Schedule A accompanying the MED’s contingent approval letter.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(d)(i).

“Seller Closing Debt” means any Indebtedness of Seller of the type in clauses (a) through (d) of the definition thereof, outstanding as of the Closing.

“Seller Indemnified Person” has the meaning set forth in Section 7.15.

“Seller’s Knowledge” means the knowledge of Bryan Welsh after reasonable inquiry and investigation (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Seller Transaction Expenses” means the Transaction Expenses of Seller.

“Standard Product Terms” has the meaning set forth in Section 4.1(g).

“Straddle Period” has the meaning set forth in Section 6.4(b).

43

“Systems” has the meaning set forth in Section 4.1(i).

“Tax” (and, with the correlative meaning, “Taxes” and “Taxable”) means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any Governmental Authority, including but not limited to income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, unclaimed property, escheat, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not, and any liability in respect of any of the foregoing payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of federal, state, local or foreign applicable Law), or otherwise.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.2(c).

“Threshold” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Transaction Expenses” has the meaning set forth in Section 9.13.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Treasury Regulations” means regulations promulgated under the Code.

“WARN” has the meaning set forth in Section 1.6(b).

44

Schedule 1.1

Purchased Assets

(a)	All inventory (including Marijuana Inventory), supplies, goods in transit, packaging materials and other consumables of Seller, including inventory in transit from or held by Seller’s suppliers.

(b)	All hardware and software owned, leased or licensed by Seller or otherwise used or held for use in the Business, all Products and all technology related thereto.

(c)	The following Contracts:

i)	Seller’s Contract for HVAC services.

ii)	Lease Agreement, dated as of February 1, 2019, by and between RF COLORADO 4715 LTD and Brow 1 LLC.

iii)	Seller’s Contract for CO2 supply.

(d)	All machinery, equipment, computers, mobile phones, printers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller, including, but not limited to, all cultivation equipment, fertigation/watering systems, HVAC systems, CO2 system, lights, fans and rolling stock.

(e)	All deposits and prepaid expenses, including advances, credits and security and other deposits.

(f)	All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller.

(g)	To the extent transferable or assignable, all Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.

(h)	Except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds described in subpart (g) of Schedule 1.2), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation, benefits or insurance claims.

(i)	All books and records of Seller relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to Hired Service Providers, manufacturing and quality control records and procedures, blueprints, accounting records, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

(j)	All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating exclusively to any Excluded Asset or Excluded Liability).

45

SCHEDULE 1.2

Excluded Assets

(a)	All cash and cash equivalents and all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of Seller.

(b)	Accounts Receivable.

(c)	All records related to Seller’s organization, maintenance, existence and good standing as a limited liability company, namely Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax records (provided that Purchaser shall be entitled to copies of such Tax records that are related to the Business or the Purchased Assets).

(d)	All rights in connection with and assets under all Employee Benefit Plans.

(e)	All Insurance Policies and prepayments related thereto (but excluding any rights to recovery under such Insurance Policies except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability).

(f)	Any rights of Seller under this Agreement or any Related Agreement.

(g)	All credit cards, debit cards and similar credit and banking instruments of Seller.

(h)	Any Tax refunds or overpayments of Taxes of Seller with respect to Tax periods ending on or prior to the Closing Date.

(i)	All Contracts other than the Contracts specifically listed in Schedule 1.1.

46

Schedule 1.3

Assumed Liabilities

(a)	Any obligations expressly scheduled to be performed by Seller after the Closing under the terms of the Assigned Contracts other than any such obligation arising from or related to any breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Contract or Law on or before the Closing and provided that the incurrence or existence of such obligation or liability does not constitute a breach or inaccuracy of, or breach, violation or nonperformance of or noncompliance with, any representation, warranty, covenant, obligation, agreement or other provision of this Agreement or any Related Agreement.

47

Schedule 2.4

Allocation Principles

Pursuant to Section 2.4 of the Agreement, the applicable portions of the Purchase Price shall be allocated in accordance with Code Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate), and in accordance with the following methodology:

Class	Methodology
Class I	Fair market value as of the Closing Date
Class II	Fair market value as of the Closing Date
Class III	Fair market value as of the Closing Date
Class IV	Cost basis as reflected on the financial records of Seller
Class V	Seller’s adjusted tax basis
Class VI	Fair market value as of the Closing Date
Class VII	Residual amount of Purchase Price

48